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Exhibit 10.32

RESTRICTED STOCK AGREEMENT

        This Restricted Stock Agreement (this "Agreement") is made as of the    day of                        , 2005 (the "Effective Date") between Refco Inc., a Delaware corporation (the "Company"), and the undersigned director (the "Grantee"). Certain capitalized terms used herein are defined in Section 7 hereof or the Refco Inc. 2005 Stock Incentive Plan (the "Plan").

        WHEREAS, New Refco Group Ltd., LLC, a Delaware limited liability company ("Refco Group"), previously issued certain of its Class B Common Units to Grantee pursuant to a Restricted Unit Agreement (the "Original Agreement") dated as of                        , 2004 (the "Original Grant Date");

        WHEREAS, the Company intends to undertake an initial public offering of its equity interests at a time when it is the sole owner of all of the outstanding equity interests in Refco Group, and in connection therewith, the holders of all of the membership interests in Refco Group have agreed to contribute or otherwise transfer their membership interests in Refco Group to the Company (the "Reorganization"), in order that Refco Group may become a wholly-owned subsidiary of the Company and the Company may effectuate the initial public offering through an offering of its common stock to the public (the "Offering"); and

        WHEREAS, the compensatory element of the grant of the Class B Common Units to the Grantee under the Original Agreement was completed for federal income tax purposes at the time of such grant; and

        WHEREAS, in connection with the Reorganization and as contemplated by Section 3.6 of that certain Securityholders Agreement, dated as of August 5, 2004, by and between Refco Group, the Grantee and the other parties signatory thereto, the Company desires to issue shares of restricted Common Stock of the Company (the "Shares") to the Grantee (in a non-compensatory transaction for federal income tax purposes) to reflect the Class B Common Units granted to the Grantee under the Original Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Issuance of Share of Common Stock.

        (a)   Upon execution of this Agreement, the Company will issue to the Grantee that number of Shares set forth below such Grantee's name on the signature page attached hereto. To effect the forfeiture provision under Section 3, if necessary, the Company will retain possession of the certificates representing the Shares and will provide the Grantee with copies thereof. Upon request, the Company will provide to the Grantee certificates in respect of any Shares that have become Vested Shares (as defined herein).

        (b)   Grantee represent and warrants that this Agreement constitutes the legal, valid and binding obligation of the Grantee, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Grantee does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Grantee is a party or any judgment, order or decree to which the Grantee is subject.

        (c)   As an inducement to the Company to issue the Shares to the Grantee and as a condition thereto, the Grantee acknowledges and agrees that neither the issuance of the Shares to the Grantee nor any provision contained herein shall entitle the Grantee to remain on the Board of the Company or affect the right of the Company or its members to remove the Grantee from the Board at any time for any reason.

        (d)   In connection with the issuance and sale by the Company to the Grantee of the Shares, the Company represents and warrants that:

            (i)  the Company is a corporation validly existing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby;

           (ii)  the Company has taken all corporate action necessary to authorize its execution and delivery of this Agreement, its performance of its obligations thereunder, and its consummation of the transactions contemplated thereby; and

          (iii)  this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

2.    Vesting of Shares.

        (a)    General.

          (i)    Vesting.    The Shares will be deemed "vested" (the "Vested Shares") in accordance with this Section 2. The Shares will vest 25% on each of February 28, 2006, February 28, 2007 and February 29, 2008 (each, a "Measurement Year"), subject to the provisions of Section 2(b). The remaining 25% of the Shares vested on February 28, 2005, in accordance with the terms of the Original Agreement.

          (ii)    Change of Control.    All Shares that have not previously vested will vest in full upon a Change of Control.

        (b)   In the event the Grantee ceases to be a member of the Board, then (i) all Shares shall cease vesting effective as of the date upon which the Grantee ceases to be a member of the Board (the "Termination Date") and (ii) a fraction of the Shares that otherwise would become Vested Shares at the end of the Measurement Year in which such termination occurs will become Vested Shares, the numerator of which fraction shall equal the number of whole months during such year that the Grantee was a member of the Board and the denominator of which shall be twelve (12).

3.    Forfeiture of Shares.    In the event that the Grantee ceases to be a member of the Board, then all Shares that have not become Vested Shares pursuant to Section 2 (whether held by the Grantee or by one or more of the Grantee's transferees) will be forfeited and returned to the Company.

4.    Legend.

        The certificates representing the Shares will bear the following legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE AND CERTAIN OTHER AGREEMENTS SET FORTH IN A RESTRICTED STOCK AGREEMENT DATED                        , 2005, BETWEEN THE COMPANY AND THE OTHER SIGNATORY THERETO. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

5.    Restrictions on Transfer, Conversion and Voting.

        (a)   No Shares that have not become Vested Shares pursuant to Section 2 hereof may be transferred to any Person.

        (b)   The Grantee agrees that so long as the Grantee owns Shares which have not become Vested Shares pursuant to Section 2 hereof, the Grantee shall be obligated to vote all of his, her or its Shares which have not become Vested Shares pursuant to Section 2 hereof in the same manner and proportions as the votes cast by the holders of a majority of the Company's voting equity interests not subject to such repurchase rights. If the Grantee fails or refuses to vote his, her or its Shares which have not become Vested Shares pursuant to Section 2 hereof as required by, or votes his, her or its Shares which have not become Vested Shares pursuant to Section 2 hereof in contravention of this Section 5(b), then the Grantee hereby grants to each of the President and Treasurer of the Company, acting solely in his or her capacity as such, an irrevocable proxy, coupled with an interest, to vote such shares in accordance with this Section 5(b).

6.    Restricted Activities.

        6.1    Proprietary Information.

          (a)   In the course of service to the Company, the Grantee will have access to confidential information regarding the organization, business and finances of the Company and its Affiliates, including products, services, designs, methods, techniques, systems, specifications, know-how, strategic or technical data, marketing research data, product research and development data, sales techniques, confidential customer lists and information, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its Affiliates. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its Affiliates as to which the Grantee may have access, whether conceived or developed by others or by the Grantee alone or with others during the period of service to the Company, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data or information which are (i) in the public domain during or after the Grantee's service to the Company as a member of the Board provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Grantee in violation of this Agreement, (ii) required to be disclosed by law, or (iii) reasonably required to be disclosed in defending any suit, proceeding or investigation to which the Grantee is a party.

          (b)   The Grantee agrees that Proprietary Information is of critical importance to the Company and a violation of this Section 6 would seriously and irreparably impair and damage the Company's business. The Grantee agrees that he shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.

          (c)   The Grantee shall not during the Grantee's service to the Company as a member of the Board or at any time thereafter: (i) disclose, directly or indirectly, any Proprietary Information to any person, other than any person who, in the reasonable judgment of the Grantee, needs to know such Proprietary Information or such other persons to whom the Grantee has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of the Grantee's service to the Company; or (ii) use any Proprietary Information, directly or indirectly, for the Grantee's own benefit or for the benefit of any person or entity other than the Company.

        6.2    Protection of Documents.    All (i) notes, memoranda, reports, lists, letters, documents, records, specifications, software programs, software code, data, tapes and other media of every kind, form and description relating to or within the scope of the business of the Company or any of its Affiliates and any copies, in whole or in part, thereof (collectively, the "Documents"), whether or not prepared by the Grantee, and (ii) all computers, cellular telephones, pagers, credit and/or calling cards, keys, access cards or other personal property of or relating to the Company or any of its Affiliates (collectively, the "Property") shall be the sole and exclusive property of the Company. The Grantee shall safeguard all Documents and Property and shall surrender to the Company within five (5) days of the date of termination of the service of Grantee, or at such earlier time or times as the Board or its designee may specify, all Documents and Property then in the Grantee's possession or control; provided, however, that the Grantee may retain a copy of any personnel-related materials relating to his or her service to the Company as a member of the Board, including, but not limited to, this Agreement, any compensation or benefit plan or program, or any awards or evidence of participation in such plans or programs, or any other communications to or from the Company related to Grantee's service to the Company as a member of the Board. During the Grantee's service to the Company as a member of the Board, the Grantee shall not make, use or permit to be used any Documents or Property otherwise than for the benefit of the Company. After the Grantee's termination of service to the Company, the Grantee shall not use or permit others to use any Documents or Property. This Section 6 shall not be construed to unreasonably restrict the Grantee's ability to disclose Proprietary Information in an arbitration or court proceeding regarding the assertion of, or defense against, any claim of breach of this Agreement.

7.    Definitions.

        The following terms shall have the meanings ascribed below:

          "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person or, with respect to any individual, such individual's spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual's spouse and/or such individual's descendants.

          "Board" means the Board of Directors of the Company.

          "Measurement Date" shall mean, for any Measurement Year, the date following the end of such Measurement Year upon which the Company shall have received its audited financial statements for such Measurement Year, beginning with the Measurement Year ending February 28, 2006.

          "Person" shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

8.    General Provisions.

        (a)    Severability.    The parties agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any other clauses of this Agreement. If any one or more provisions of this Agreement is held to be invalid or unenforceable for any reason, including due to being overbroad in scope activity, subject or otherwise: (i) this Agreement shall be considered divisible; (ii) such provision shall be deemed inoperative to the extent it is deemed invalid or unenforceable; and (iii) in all other respects this Agreement shall remain full force and effect; provided, however, that if any such provision maybe made valid or enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be valid and/or enforceable to the maximum extent permitted by applicable law.

        (b)    Entire Agreement.    This Agreement and the Plan constitute the entire agreement and understanding of the parties hereto concerning the subject matter hereof and from and after the date of this Agreement, this Agreement shall supersede any other prior negotiations, discussions, writings, agreements or understandings, both written and oral, between the parties with respect to such subject matter.

        (c)    Counterparts.    This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        (d)    Successors and Assigns.

            (i)  This Agreement is personal to the Grantee and without the prior written consent of the Company shall not be assignable by the Grantee. This Agreement shall inure to the benefit of and shall be enforceable by the Grantee and the Grantee's legal representatives.

           (ii)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (iii)  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

        (e)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

        (f)    Remedies.    Each of the parties to this Agreement and any such Person granted rights hereunder whether or not such Person is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs (including reasonable attorney's fees) for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party and any such Person granted rights hereunder whether or not such Person is a signatory hereto may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

        (g)    Amendment and Waiver.    The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Grantee and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

        (h)    Notices.    Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via facsimile, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via facsimile, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

  If to the Company, to:

    Refco Inc.
    One World Financial Center
    200 Liberty Street
    New York, NY 10281
    Attention: General Counsel

  If to the Grantee, to the address set forth underneath the Grantee's name on the signature pages hereto.

        (i)    Business Days.    If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's chief executive office is located, the time period for giving notice or taking action shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

        (j)    Survival of Representations, Warranties and Agreements.    All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement indefinitely.

        (k)    Descriptive Headings.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        (l)    Construction.    Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

        (m)    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

        (n)    Nouns and Pronouns.    Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

        (o)    Tax Reporting.    The Company and the Grantee agree that the issuance of the Shares pursuant to this Agreement to the Grantee is not a compensatory transaction for federal income tax purposes and, unless required by applicable law, the Grantee and the Company shall not take any action or position inconsistent therewith.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement as of the date first written above.

REFCO INC.
By:
Phillip Bennett President

GRANTEE:
Print Name
Signature
Address:
Number of Shares Received

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RESTRICTED STOCK AGREEMENT